Exhibit 4.1

DESCRIPTION OF UNIFI, INC. COMMON STOCK

The statements in this description of the common stock of Unifi, Inc. (the “Registrant”) are brief summaries of, and are subject to the provisions of, the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and Amended and Restated By-laws, as amended (the “Amended and Restated By-laws”), and the relevant provisions of the Business Corporation Law of the State of New York (the “NYBCL”).

General

Under the Restated Certificate of Incorporation, the Registrant is authorized to issue 500,000,000 shares of its common stock, par value $0.10 per share (“Common Stock”), of which 18,489,842 shares were issued and outstanding as of August 16, 2019.

All shares of Common Stock issued and outstanding are fully paid and non-assessable shares of capital stock of the Registrant.

Voting Rights

In general, each holder of the Common Stock is entitled to one vote per share on all matters brought before the Registrant’s shareholders.  Each director nominee shall be elected by an affirmative vote of a majority of the votes cast with respect to such director nominee by the shareholders entitled to vote in the election at a meeting at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected in which case each director nominee shall be elected by a plurality of the votes of the shares properly represented and entitled to vote in the election at such meeting.  Holders of the Common Stock do not have the right to cumulative voting in the election of directors.

In general, the affirmative vote of the holders of two-thirds of all outstanding shares of Common Stock entitled to vote is required to approve a merger, a consolidation, a sale or other disposition of all or substantially all of the assets of the Registrant or the voluntary dissolution of the Registrant.  Otherwise, any action requiring a shareholder vote requires the affirmative vote of the holders of a majority of the votes cast at a meeting by the holders of shares entitled to vote on the action.

Dividend Rights

The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors of the Registrant may declare out of funds legally available therefor.  The payment of dividends by the Registrant will be subject to the restrictions of the NYBCL applicable to the declaration of dividends.  Under such provisions, dividends paid in cash or in other property of a corporation may only be paid if the corporation is not insolvent or would not be made insolvent by the payment of the dividend, or when the declaration or payment of the dividend would not be contrary to any other restriction contained in the corporation’s certificate of incorporation.  A corporation generally may only pay such dividends out of its surplus.  Stock dividends, if any are declared, may be paid from the Registrant’s authorized but unissued shares, or in treasury shares.

There can be no assurance as to the payment of dividends on shares of Common Stock in the future since such payment will depend upon the earnings and financial condition of the Registrant and other related factors, including approval by the Registrant’s Board of Directors.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the affairs of the Registrant, holders of outstanding shares of the Common Stock would be entitled to share, in proportion to their respective interests, in the Registrant’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of the Registrant.

Other Rights

The Common Stock does not have any preemptive or other subscription rights, conversion rights or redemption privileges, and is not entitled to any sinking fund.

Transfer Agent and Registrar; Listing

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Common Stock.  The Common Stock is listed for trading on the New York Stock Exchange under the ticker symbol “UFI.”

Anti-Takeover Effects of North Carolina and New York Law, the Restated Certificate of Incorporation and the Amended and Restated By-laws

Certain provisions of the North Carolina Business Corporation Act, the NYBCL, the Restated Certificate of Incorporation and the Amended and Restated By-laws may have the effect of delaying, deferring or preventing another person from acquiring control of the Registrant, including takeover attempts that might result in a premium over the market price for the shares of Common Stock.

Control Share Acquisition Statutes

In 1987, the North Carolina legislature adopted The North Carolina Control Share Acquisition Act related to certain rights provided to a corporation in connection with acquisitions of the corporation’s voting power above specified thresholds.  The North Carolina legislature revised such Act effective June 5, 1989 to limit its scope to North Carolina corporations.  By its terms, The North Carolina Control Share Acquisition Act does not apply to the Registrant because it is organized under the laws of the State of New York.  New York has adopted a statute similar to The North Carolina Control Share Acquisition Act, but the statute does not by its terms apply to the Registrant because its principal place of business is not located in New York.

The information set forth herein regarding the potential applicability of legislation in North Carolina or elsewhere which would have a general application to corporations having characteristics similar to that of the Registrant is current as of August 29, 2019, but the Registrant makes no undertaking to update such information to reflect legislative or judicial developments.

The North Carolina Shareholder Protection Act

In 1987, the North Carolina legislature adopted The North Carolina Shareholder Protection Act related to certain rights afforded to a corporation’s shareholders in connection with specified acquisitions of the corporation’s voting powers; however, as of July 16, 1987, the Registrant elected pursuant to such Act not to be subject to the provisions contained therein.

The Restated Certificate of Incorporation and the Amended and Restated By-laws

The Restated Certificate of Incorporation and the Amended and Restated By-laws contain the following provisions:

•	Advance Notification. The Amended and Restated By-laws contain advance notice requirements for shareholder proposals and director nominations.

•	No Cumulative Voting. Neither the Restated Certificate of Incorporation nor the Amended and Restated By-laws provide for cumulative voting in the election of directors.

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Limits on Calling Special Meetings of Shareholders.  Neither the Restated Certificate of Incorporation nor the Amended and Restated By-laws provide that a special meeting of shareholders may be called by shareholders.

Limitations of Liability and Indemnification of Directors and Officers

Section 722 of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she, his or her testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.  Section 721 of the NYBCL provides that the indemnification and advancement of expenses granted pursuant to, or provided by, the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

The Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NYBCL.  The Amended and Restated By-laws provide that the Registrant shall indemnify, defend and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, by reason of the fact that he or she is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, to the fullest extent authorized by the NYBCL, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that subject to certain exceptions relating to proceedings seeking to enforce rights to indemnification, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.  The Amended and Restated By-laws further provide that the right to indemnification conferred therein shall be a contract right and shall include the right to be paid by the Registrant expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if required by law at the time of such payment, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding, shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Amended and Restated By-laws or otherwise.

Section 726 of the NYBCL permits a corporation to purchase and maintain insurance to indemnify the corporation, directors and officers.  The Registrant maintains directors’ and officers’ liability insurance for its directors and officers, as permitted in the Amended and Restated By-laws.

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